As filed with the Securities and Exchange Commission on August 9, 2005

Registration No. 333-68255

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________

TIER TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3145844
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
10780 Parkridge Blvd., 4th Floor, Reston, Virginia	20191
(Address of Principal Executive Offices)	(Zip Code)

TIER TECHNOLOGIES, INC.
AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

James R. Weaver
President and Chief Executive Officer
10780 Parkridge Blvd., 4th Floor
Reston, VA 20191
(Name and Address of Agent For Service)

(571) 382-1090
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Brent B. Siler, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
1455 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
(202) 663-6224

Explanatory Note

This Post-Effective Amendment to the Registration Statement on Form S-8 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the reincorporation of Tier Technologies Inc., a California corporation (“Tier California”), as a Delaware corporation. The reincorporation was effected on July 15, 2005, pursuant to an Agreement and Plan of Merger dated as of July 1, 2005 (the “Merger Agreement”), by and between Tier California and its wholly owned subsidiary, Tier Reincorporation, Inc., a Delaware corporation (“Tier Reincorporation”). The Merger Agreement provides for, among other things, the merger of Tier California with and into Tier Reincorporation (the “Merger”). The Merger Agreement was approved by the shareholders of Tier California on June 30, 2005, at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On July 15, 2005, pursuant to the Merger, Tier Reincorporation changed its name to Tier Technologies, Inc. (the “Registrant”).

As a result of the Merger (i) each share of Class B common stock, no par value, of Tier California was converted into a share of common stock, $0.01 par value, of the Registrant, (ii) each option and stock purchase right to acquire shares of Class B common stock of Tier California was converted into and became an equivalent option or stock purchase right, as applicable, to acquire an equal number of shares of common stock of the Registrant and (iii) the exercise or conversion price per share under each option and stock purchase right after the Merger remained equal to the exercise or conversion price per share prior to the Merger.

In accordance with Rule 414 under the Securities Act, the Registrant, as successor issuer to Tier California, hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of the registration statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)  The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)  The description of the securities contained in the Registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article EIGHTH of the Registrant’s Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article EIGHTH of the Registrant’s Restated Certificate of Incorporation further provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Article EIGHTH of the Registrant’s Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the full extent permitted by such law as so amended.

In addition to the indemnification provisions noted above, Tier California entered into indemnification agreements with its officers and directors indemnifying them to the fullest extent not prohibited under California law. In addition, the Registrant entered into indemnification agreements with its officers and directors that provide a contractual right to indemnification consistent with the provisions of its Restated Certificate of Incorporation. The Registrant’s indemnification agreements govern events occurring on or after the Merger, while the Tier California indemnification agreements remain in full force and effect with respect to events occurring prior to the effective date of the Merger.

The Registrant has purchased directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

1.  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on this 9th day of August, 2005.

TIER TECHNOLOGIES, INC.

By:	/s/ James R. Weaver
James R. Weaver President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Tier Technologies, Inc., hereby severally constitute and appoint James R. Weaver and David E. Fountain, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Tier Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the U.S. Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James R. Weaver James R. Weaver	President and Chief Executive Officer, Chairman of the Board, Director (Principal executive officer)	August 9, 2005
/s/ David E. Fountain David E. Fountain	Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)	August 9, 2005
/s/ Charles W. Berger Charles W. Berger	Director	August 9, 2005
/s/ Samuel Cabot III Samuel Cabot III	Director	August 9, 2005

Signature	Title	Date
/s/ Morgan P. Guenther Morgan P. Guenther	Director	August 9, 2005
/s/ Ronald L. Rossetti Ronald L. Rossetti	Director	August 9, 2005
/s/ T. Michael Scott T. Michael Scott	Director	August 9, 2005
/s/ Bruce R. Spector Bruce R. Spector	Director	August 9, 2005

INDEX TO EXHIBITS

Number	Description
2.1(1)	Agreement and Plan of Merger dated July 1, 2005, by and between the Registrant and Tier Reincorporation
4.1(2)	Restated Certificate of Incorporation of the Registrant
4.2(2)	Amended and Restated Bylaws of the Registrant
4.3(2)	Specimen Common Stock Certificate of the Registrant
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature pages of this registration statement)
99.1(3)	Amended and Restated 1996 Equity Incentive Plan, dated January 28, 1999
_____________

(1)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K dated June 28, 2005, filed on July 5, 2005, and incorporated herein by reference.

(2)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K dated July 15, 2005, filed on July 19, 2005, and incorporated herein by reference.

(3)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q, filed on May 11, 2001, and incorporated herein by reference.